EXHIBIT 99.1
                                                                    ------------

                                 [COMPANY LOGO]


CONTACT:      JIM RADOSEVICH
              VICE PRESIDENT, CORPORATE FINANCE & INVESTOR RELATIONS
              PHONE: 847-304-5800; EMAIL - jim.radosevich@clarkbardes.com

              CLARK/BARDES CONSULTING REPORTS FIRST QUARTER RESULTS

     Company generates $84.6 million of revenue and $0.19 earnings per share

Barrington, IL, April 24, 2003 - Clark/Bardes Consulting (NYSE: CBC), a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced first quarter results.

FIRST QUARTER HIGHLIGHTS

         o First-year revenues were $42.3 million, up 35.7% from first quarter 2002
         o Total revenue increased to $84.6 million, up 28.2% from the prior year period
         o Operating income grew 36.1% from the comparable quarter in 2002 to $11.8 million
         o Incurred $1.9 million of operating expenses related to company restructuring initiatives
         o Net interest and amortization increased $8.9 million and share count increased 1.4 million from first quarter 2002, primarily from the November 2002 acquisition of LongMiller
         o Net income was $3.6 million, down 19.2% from the prior year period

The Company produced first quarter 2003 revenues of $84.6 million, an increase of 28.2% from revenues of $66.0 million in the first quarter of 2002. First quarter operating income was $11.8 million, as compared to $8.7 million in the comparable 2002 period. Clark/Bardes Consulting reported net income for the first quarter of $3.6 million, or $0.19 per diluted share versus net income of $4.4 million or $0.26 per diluted share for the same period last year.

FINANCIAL SUMMARY OF OPERATIONS ($ IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                             Three months ended
                                                 March 31,

                                      2003                           2002
                                      ----                           ----
     Total Revenue                   $84.6                          $66.0
     Operating income                 11.8                            8.7
     Net income                        3.6                            4.4
     EPS (Diluted)                   $0.19                          $0.26

                                             as of  3/31/03     12/31/02
                                                    -------     --------
Unrestricted Cash                                      $ 17.8       $ 14.5
Recourse Debt                                           109.0        113.1
Non-Recourse Debt *                                     299.5        305.0
Recourse Debt/Capitalization ratio                      30.6%        31.9%
Total Debt/Capitalization ratio                         62.3%        63.4%

* debt incurred as a result of a securitization of specified inforce revenues, which is generally non-recourse to the company's general assets

The increase in first-year revenue was primarily driven by the Company's Banking Practice, which grew first-year revenues by 80.3% compared to the prior year period. The practice benefited significantly from the November 2002 acquisition of LongMiller. Revenue for the Federal Policy Group was very strong, due to both good overall demand for services and a $2.8 million contingent fee that was recorded and collected during the period. The Executive Benefits Practice continued to underperform, as predicted, due to a weak economic environment that has slowed benefit plan implementation in the corporate market. Healthcare revenues were also lower than expected for the quarter, which was primarily attributed to delays in closing some of its benefits cases. The Company's Human Capital Practice revenues were in line with expectations, benefiting from a $0.5 million contingent fee and additional demand for services.

Renewal revenues in the first quarter totaled $42.4 million, an increase of 21.5% over the comparable period in 2002. Renewal revenues include $11.4 million of LongMiller revenues that were securitized in connection with the acquisition financing.

   Quarterly results (000's)     3/31/03      3/31/02     Difference    % Change
                                 -------      -------     ----------    --------
   First-year revenue               $42.3        $31.1       $11.2         35.7%
   Renewals and other               $42.4        $34.9        $7.5         21.5%

Commission expense was $25.1 million or 29.7% of revenue for the quarter as compared to commission expense of $24.1 million or 36.4% of revenue. The reduction in commission expense percentage was primarily due to favorable mix of employee consultants to independent consultants and the increase in consulting fee revenue from the prior year period. Consulting fees were 15.8% of total revenue as compared to 7.6% of revenue in the first quarter 2002.

Operating expense was $42.6 million as compared to $31.5 million in the prior year. Approximately $5.9 million of the increase is attributable to the formation of the Human Capital Practice. Operating expense for the quarter includes roughly $1.9 million in restructuring charges related to severance costs and lease terminations, primarily in the Company's Executive Benefits Practice and Healthcare Group. Also included in operating expense is $328,000 of non-cash expense relating to stock compensation arrangements.

Amortization expense for the quarter was $5.2 million as compared to $1.8 million in the prior year, and net interest expense was $5.8 million as compared to $0.2 million in the prior year, both reflecting the LongMiller acquisition. The Company had an effective income tax rate of 40.2% for the quarter, resulting in after-tax net income of $3.6 million or $0.19 per diluted share versus net income of $4.4 million or $0.26 per diluted share in first quarter 2002. Earnings per share are based on 18.6 million diluted shares outstanding for the quarter as compared to 17.2 million diluted shares outstanding for first quarter 2002.

"Our financial performance was on-track with our expectations for the quarter", commented Tom Wamberg, Chairman and Chief Executive Officer of Clark/Bardes Consulting. "The diversity of our business has continued to serve us well, with the strong performance of our Banking Practice continuing to offset a more challenging environment experienced in our corporate markets. We are making progress at Human Capital Practice, and are on track with our profitability targets for that business for the first half of the year."

OUTLOOK

Tom Pyra, Chief Financial Officer and Chief Operating Officer of Clark/Bardes Consulting stated, "We are aggressively making operating cost reductions where necessary, while staying focused on integrating our operations and bringing a consistent approach to market. We are optimistic in our ability to demonstrate strong year-over-year growth for the foreseeable future and are on-track to meet our 2003 expectations. Although we continue to explore capital-raising alternatives and pursue strategic acquisition opportunities as they present themselves, our main emphasis is on maximizing our internal revenue-generating strategies and enhancing long-term profitability."

Tom Wamberg added, "We continue to make progress with our strategy to build the premier brand in the executive compensation and benefits market. Our recent acquisitions and business initiatives add further depth and breadth to our integrated product and service offerings. More than ever, we are uniquely positioned to provide a seamless approach to helping companies keep their best people."

Founded in 1967, Clark/Bardes Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 4,800 corporate, healthcare and banking clients, our mission is in helping companies to keep their best people.

A conference call discussing the company's first quarter 2003 results will take place this morning, April 24, 2003 at 10:00am CDT. The call will be webcast live and can be listened to by accessing the company's website at www.clarkbardes.com.

All statements and projections other than statements of historical fact included in this news release are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation dependence on key consultants, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company's Internet site: http://www.clarkbardes.com.

                                       CLARK/BARDES, INC.
                                          BALANCE SHEET
                                            UNAUDITED
                              ($ IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                 MARCH 31,     DECEMBER 31,
                                                                   2003            2002
                                                          ------------------ ---------------

                                             ASSETS
Current Assets
     Cash and cash equivalents                              $     17,797     $     14,524
     Restricted cash                                              13,925           14,065
     Accounts and notes receivable, Net                           53,590           64,262
      Prepaid income taxes                                         1,262            3,253
     Deferred tax assets                                           1,889            1,252
     Other current assets                                          2,995            2,945
                                                          ------------------ --------------
          Total Current Assets                                    91,458          100,301
                                                          ------------------ --------------

Intangible Assets, Net                                           595,537          600,195
Equipment and Leasehold Improvements, Net                         15,284           15,064
Other Assets                                                      18,243           19,010
                                                          ------------------ --------------
          TOTAL ASSETS                                      $    720,522     $    734,570
                                                          ------------------ --------------

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable                                       $      8,144     $     11,065
     Accrued liabilities                                          32,483           44,807
     Deferred revenue                                              5,258            2,349
     Debt maturing within one year                                29,760           22,675
                                                          ------------------ --------------
          Total Current Liabilities                               75,645           80,896
                                                          ------------------ --------------

Long Term Debt                                                   378,733          395,384
Deferred Tax Liability                                            10,883            8,837
Deferred Compensation                                              4,189            3,779
Interest rate swap                                                   621                -
Other non-current liabilities                                      2,823            4,552

STOCKHOLDERS' EQUITY
     Common stock                                                    184              181
     Paid-in capital                                             187,525          183,980
     Retained earnings                                            60,540           56,961
      Other comprehensive income                                    (621)               -
                                                          ------------------ --------------
          TOTAL STOCKHOLDERS' EQUITY                             247,628          241,122
                                                          ------------------ --------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $    720,522     $    734,570
                                                          ------------------ --------------

                               CLARK/BARDES, INC.
                                INCOME STATEMENT
                                    UNAUDITED
                      ($ IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                             FOR THE THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              2003                2002
                                                   -------------------- -------------------

Total revenue                                       $         84,638    $         66,034
Commission and fee expense                                    25,106              24,054
General and administrative expense                            42,550              31,476
Amortization of intangibles                                    5,178               1,831
                                                   -------------------- -------------------
     INCOME FROM OPERATIONS                                   11,804               8,673
                                                   -------------------- -------------------
Interest and other income                                        187                 157
Interest expense                                              (6,003)               (382)
                                                   -------------------- -------------------
     Pre-tax income                                            5,988               8,448
Income tax expense                                             2,407               3,497
                                                   -------------------- -------------------
      Income, before cumulative effect of change
       in accounting principle                                 3,581               4,951
                                                   ----------------------------------------
Cumulative effect of change in accounting
principle, net of tax                                              -                 523
                                                   ----------------------------------------
     NET INCOME                                     $          3,581    $          4,428
                                                   ----------------------------------------

Basic net income per common share
     Net income                                     $           0.20    $           0.27
     Weighted average shares                              18,115,152          16,595,880
Diluted net income per common share
      Net income, before cumulative effect of
       change in accounting principle               $           0.19    $           0.29
     Cumulative effect of change in accounting
      principle                                                    -    $          (0.03)
     Net income                                     $           0.19    $           0.26
     Weighted average shares                              18,598,968          17,156,050

                            CLARK/BARDES, INC.
                             INCOME STATEMENT
                                 UNAUDITED
                   ($ IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                          FOR THE THREE MONTHS ENDED
                                                   MARCH 31,
                                             2003                2002
                                    ------------------- -------------------

EXECUTIVE BENEFITS PRACTICE
 First year revenue                  $         8,438     $        10,378
 Renewal revenue                              18,841              24,238
                                    ------------------- -------------------
      Total revenue                           27,279              34,616
 Commission expense                           12,045              17,778
 Operating expense                             9,115               8,787
                                    ------------------- -------------------
      EBITA                                    6,119               8,051
 Amortization                                  1,006                 937
                                    ------------------- -------------------
      Operating income               $         5,113     $         7,114
                                    =================== ===================

BANKING PRACTICE
 First year revenue                  $        12,649     $         7,016
 Renewal revenue                              19,797               6,864
                                    ------------------- -------------------
      Total revenue                           32,446              13,880
 Commission expense                           11,755               5,450
 Operating expense                            11,129               7,140
                                    ------------------- -------------------
      EBITA                                    9,562               1,290
 Amortization                                  3,615                 373
                                    ------------------- -------------------
      Operating income               $         5,947     $           917
                                    =================== ===================

HEALTHCARE GROUP
 First year revenue                  $         6,724     $         7,421
 Renewal revenue                               3,188               2,933
                                    ------------------- -------------------
      Total revenue                            9,912              10,354
 Commission expense                            1,306                 826
 Operating expense                             6,754               6,902
                                    ------------------- -------------------
      EBITA                                    1,852               2,626
 Amortization                                    421                 452
                                    ------------------- -------------------
      Operating income               $         1,431     $         2,174
                                    =================== ===================




HUMAN CAPITAL PRACTICE
 Total revenue                       $         5,887     $         1,542
 Operating expense                             6,436               1,437
                                    ------------------- -------------------
      EBITA                                     (549)                105
 Amortization                                      -                   -
                                    ------------------- -------------------
      Operating income               $          (549)    $           105
                                    =================== ===================

PEARL MEYER PARTNERS
 Total revenue                       $         3,474     $         3,020
 Operating expense                             3,010               2,770
                                    ------------------- -------------------
      EBITA                                      464                 250
 Amortization                                      -                   -
                                    ------------------- -------------------
      Operating income               $           464     $           250
                                    =================== ===================

FEDERAL POLICY GROUP
 Total revenue                       $         4,590     $           878
 Operating expense                             1,709                 491
                                    ------------------- -------------------
      EBITA                                    2,881                 387
 Amortization                                     96                  27
                                    ------------------- -------------------
      Operating income               $         2,785     $           360
                                    =================== ===================

BROKER DEALER
 Total revenue                       $           853     $         1,739
 Operating expense                               743                 569
                                    ------------------- -------------------
      EBITA                                      110               1,170
 Amortization                                      -                   -
                                    ------------------- -------------------
      Operating income               $           110     $         1,170
                                    =================== ===================

CORPORATE
 Total revenue                       $           197     $             5
 Operating expense                             3,654               3,380
                                    ------------------- -------------------
      EBITA                                   (3,457)             (3,375)
 Amortization                                     40                  42
                                    ------------------- -------------------
      Operating income               $        (3,497)    $        (3,417)
                                    =================== ===================